EXHIBIT 99

PRESS RELEASE DATED OCTOBER 23, 2003

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Assistant Treasurer

(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS RESULTS FOR THIRD QUARTER 2003 AND ANNOUNCES RESTRUCTURING PLAN FOR PRESSURE SENSITIVE MATERIALS SEGMENT

MINNEAPOLIS, October 23, 2003  - Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.64 per share for the third quarter ended September 30, 2003, including restructuring and related charges of $0.12 per diluted share.  Third quarter net sales increased 10 percent to $662 million from $601 million in the prior year.  Acquisitions made during the latter half of 2002 accounted for 7 percent of this sales growth, with a positive impact from currency translation providing an additional one percent compared to last year.

Commenting on the results of the quarter, Bemis Company President and Chief Executive Officer, Jeff Curler, said,  “We are aggressively implementing our flexible packaging restructuring plan as announced last quarter.  We have closed three flexible packaging plants and moved production to our more efficient facilities.  We also experienced improved order and production volumes in our high barrier, paper packaging, and North American roll label product lines during the third quarter.”

“With the August termination of our agreement to sell our pressure sensitive materials business, we are re-establishing our commitment to making this business a successful and integral part of Bemis’ portfolio of packaging-related product lines,” Curler continued.  “In order to improve manufacturing efficiencies, we have decided to restructure this business segment to improve capacity utilization and cut costs.  This restructuring effort will cost approximately $0.07 to $0.11 per diluted share over the next six to nine months.”

“We are also investing in opportunities to introduce new products and services that will fuel future growth in the pressure sensitive materials business segment,” said Curler.  “We have entered into an agreement to purchase a Belgian company, Multi-fix NV, which offers additional coating capacity to our higher margin European graphics product line.  We expect this transaction to close within the next 30 days and to bring an additional $15 million in annual sales to our European pressure sensitive materials business.”

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, which represents 80 percent of total company third quarter net sales, reported net sales of $533 million in the third quarter, an increase of 12 percent compared to the same quarter in 2002.  Acquisitions made during the latter half of 2002 accounted for 9 percent of the sales growth in the third quarter.  Operating profit for the third quarter was $62.6 million, a decrease of $13.5 million or 17.7 percent from the third quarter of 2002.  As a percentage of net sales, operating profit decreased to 11.8 percent from 15.9 percent a year ago.  Operating profit includes $10.8 million of restructuring and related charges for the third quarter of 2003.  The remaining $2.7 million decrease reflects increased high barrier operating profits offset by lower results in other product lines.  Polyethylene product lines continue to struggle with lower unit volumes while attempting to implement a shift in product mix toward more value added business.  Operating profit in the paper packaging product line remains behind its strong third quarter 2002 level but achieved its highest level to date in 2003.  Pension expense has also increased by approximately $3 million from 2002 levels.

In September, Bemis concluded manufacturing activities at three flexible packaging plants as part of a restructuring plan announced in July 2003.  Restructuring and related charges totaled $10.8 million during the third quarter and included severance, fixed asset impairments, equipment relocation costs and other related shut down costs.  Of the total charge for the third quarter, $5.3 million was classified as cost of goods sold, with the remainder classified in the other income (expense) line on the income statement.  During the third quarter, $3.6 million of restructuring costs were paid in cash.  Current estimates of future flexible packaging restructuring and related charges range from $0.02 to $0.04 per diluted share for the fourth quarter and from $0.01 to $0.02 in 2004.

“The weakness noted at the end of the second quarter in our high barrier product line has abated and we look forward to solid performance in the future,” Curler explained.  “The polyethylene packaging business is working through its third quarter plant closures and expects a seasonally slow fourth quarter, but a less expensive cost structure and an increased focus on value added business mix should deliver improved performance in 2004.  Our paper packaging product line has improved profit levels after a disappointing second quarter and is expected to continue to deliver steady to improving profit levels in the future.”

Pressure Sensitive Materials

Third quarter net sales from the pressure sensitive materials business segment were $129 million, a 4.8 percent increase from the third quarter of 2002.  The benefits of European currency translation more than offset the impact of a weak operating environment.  Higher roll label unit sales volume was partially offset by lower price and mix. Lower volume in the higher margin decorative and technical product lines further reduced sales compared to the prior year.  This segment contributed operating profit of $4.0 million or 3.1 percent of net sales for the quarter.  These results are below the operating profit of $4.9 million or 4.0 percent of net sales recorded in the third quarter of 2002.

On October 22, 2003, Bemis announced its intention to close its North Las Vegas, Nevada and Brampton, Ontario roll label facilities.  The closure of these plants will reduce fixed costs and improve capacity utilization in this business segment.  Preliminary estimates of the restructuring and related charges associated with the plant closing activities range from $0.05 to $0.07 per diluted share in the fourth quarter of 2003, and $0.02 to $0.04 per diluted share in the first half of 2004.

Commenting on the strategy for this business segment, Curler noted, “After a year of being contractually restricted in our ability to make strategic changes as we waited for resolution of our proposed transaction to sell this business segment, I am very pleased to be able to move forward and implement a long-term plan to develop and grow our pressure sensitive materials business segment.  We have committed to our employees and to our customers that we will invest in product and customer service innovation throughout Bemis.  This will include investments in our pressure sensitive materials business segment and will lead us to our goal of increasing operating profit in this segment in conjunction with a recovering economy.”

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $62.9 million or 9.5 percent of net sales for the third quarter of 2003 compared to $54.5 million or 9.1 percent of net sales for the comparable prior year period.  Legal fees and associated costs related to the terminated transaction with UPM-Kymmene and the ongoing antitrust investigation into the label industry were expensed during the third quarter of 2003 and totaled $0.3 million.

In August, the Company received a subpoena as part of the Department of Justice investigation into competitive practices in the pressure sensitive label industry.  Bemis is cooperating with the Department of Justice in their investigation and is in the process of complying with the subpoena.  Bemis does not expect future legal costs associated with this industry investigation to be significant.

Pension Contribution

In August, Bemis elected to make a voluntary $40 million contribution to its defined benefit pension trust, without which a contribution in the range of $4 million would have been required in the latter half of 2004.  This quarter’s voluntary tax-deductible contribution immediately improves the funded status of the plans and will reduce pension expense in future periods.

Capital Structure

Total debt at September 30, 2003 was $656 million, compared to $724 million at December 31, 2002.  Debt to total capitalization of 36 percent at September 30, 2003 reflects an improvement from 40 percent at December 31, 2002, and 37 percent at June 30, 2003.  Strong cash flow during the third quarter was used to reduce commercial paper outstanding.

2003 Earnings Outlook

Bemis expects fourth quarter 2003 diluted earnings to range from $0.63 to $0.70 per share, including estimated flexible packaging restructuring and related charges of between $0.02 and $0.04 per diluted share, and estimated pressure sensitive materials restructuring and related charges of between $0.05 and $0.07 per diluted share.  Management expects capital expenditures for the total year 2003 to be about $110 million.

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Bemis Company, Inc. will Webcast an investor telephone conference regarding its third quarter 2003 financial results this morning at 10 a.m., Eastern Daylight Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2002 net sales of $2.4 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Based in Minneapolis, Minnesota, Bemis employs about 11,600 individuals in 53 manufacturing facilities in 10 countries around the world.  More information about the company is available at our website, www.bemis.com.

Statements in this release that are not historical, including statements relating to the expected future performance of the company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2002.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net sales	$661,983	$601,019	$1,970,707	$1,738,470

Costs and expenses:
Cost of products sold	530,329	468,740	1,571,620	1,345,927
Selling, general and administrative expenses	62,892	54,478	193,211	170,001
Research and development	5,202	4,772	16,304	13,088
Interest expense	3,181	3,827	9,842	11,673
Other costs (income), net	3,580	(955)	1,876	(59)
Minority interest in net income	287	309	675	706

Income before income taxes	56,512	69,848	177,179	197,134

Provision for income taxes	21,800	26,500	68,200	74,900

Net income	$34,712	$43,348	$108,979	$122,234

Basic earnings per share of common stock	$.65	$.82	$2.05	$2.31

Diluted earnings per share of common stock	$.64	$.81	$2.02	$2.28

Cash dividends paid	$.28	$.26	$.84	$.78

Weighted average common shares outstanding	53,113	52,942	53,081	52,933
Weighted average common shares and common stock equivalents outstanding	53,898	53,749	53,845	53,708

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	Sept 30, 2003	Dec 31, 2002

ASSETS
Cash	$86,605	$56,401
Accounts receivable, net	319,793	321,790
Inventories, net	324,308	308,344
Prepaid expenses	37,349	35,120
Total current assets	768,055	721,655

Property and equipment, net	899,498	909,953

Goodwill	451,854	448,009
Other intangible assets, net	71,612	76,176
Deferred charges and other assets	64,379	100,857
Total	587,845	625,042

TOTAL ASSETS	$2,255,398	$2,256,650

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$1,027	$3,516
Short-term borrowings	5,778	1,714
Accounts payable	237,333	230,468
Accrued salaries and wages	72,709	71,610
Accrued income and other taxes	15,629	18,545
Total current liabilities	332,476	325,853

Long-term debt, less current portion	648,763	718,277
Deferred taxes	124,447	106,050
Deferred credits and other liabilities	81,951	143,056
Total liabilities	1,187,637	1,293,236

Minority interest	5,246	4,440

Stockholders’ equity:
Common stock issued (61,513,910 and 61,344,887 shares)	6,151	6,134
Capital in excess of par value	254,672	248,206
Retained income	1,116,858	1,052,475
Other comprehensive income (loss)	(64,822)	(97,497)
Treasury common stock (8,401,149 and 8,401,149 shares)	(250,344)	(250,344)
Total stockholders’ equity	1,062,515	958,974

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,255,398	$2,256,650

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities
Net income	$108,979	$122,234
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97,728	88,678
Minority interest in net income	675	706
Stock award compensation	8,180	11,366
Deferred income taxes	17,404	7,748
Loss (income) of unconsolidated affiliated companies	(1,824)	539
Loss (gain) on sales of property and equipment	180	948
Restructuring related activities	7,188
Changes in working capital, net of effects of acquisitions	5,547	(14,821)
Net change in deferred charges and credits	(31,505)	(12,275)

Net cash provided by operating activities	212,552	205,123

Cash flows from investing activities
Additions to property and equipment	(76,137)	(59,959)
Business acquisition adjustments, net of cash acquired	(1,185)	(141,860)
Proceeds from sales of property and equipment	298	547

Net cash used in investing activities	(77,024)	(201,272)

Cash flows from financing activities
Change in long-term debt	(66,790)	64,143
Change in short-term debt	1,372	(3,667)
Cash dividends paid to stockholders	(44,596)	(41,272)
Common stock recovered from business acquisition adjustment		(27)
Stock incentive programs	213

Net cash (used) provided in financing activities	(109,801)	19,177

Effect of exchange rates on cash	4,477	1,341

Net increase in cash	30,204	24,369

Cash balance at beginning of year	56,401	35,101

Cash balance at end of period	$86,605	$59,470